Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Finance Reports Engine Leasing Activity in December 2013 Reaches New High

NOVATO, CA – January 16, 2014 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported it closed 2013 with one of the strongest months of new leasing activity in the company’s history.

“We ended 2013 by purchasing six brand new engines for over $75 million and closing new lease agreements for 19 engines, making December one of the most productive months we’ve ever had,” said Charles F. Willis, Chairman and CEO. “Excluding two off-lease engines purchased just prior to year-end, our portfolio utilization reached 87%, which represents significant improvement over the preceding quarter-end level of 85%, and the highest level of 2013.  While this year-end activity will have little impact on 2013 financial results, it is a great way to launch 2014.”

December 2013 Leasing Highlights:

•                 Closed the purchase and lease of a new GE90-115b engine, our first for this type of engine, on a long-term lease to a European lessee.  The lessor was Willis Mitsui & Co. Engine Services Ltd. (WMES) a joint venture between Willis Lease and Mitsui & Co.

•                 Purchased three new CF34-10E engines to satisfy a lease commitment in Asia, with Willis Lease buying two of the engines and WMES purchasing one.

•                 Closed the purchase and lease of a new CF34-10E through WMES on long-term lease to a European airline.

•                 Closed the purchase and lease of a new CFM56-7B/E by Willis Lease on long-term lease to an Asian airline.

•                 The above six engine purchases total over $75 million for the Willis Lease and WMES portfolios.

•                 In addition to the three leases referred to above, Willis Lease closed 16 new leases on engines having a combined book value of over $60 million.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines, aircraft and parts.

Note:  Transmitted on GlobeNewswire on January 16, 2014, at 8:42 a.m. PST.